SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.      )

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Check the appropriate box:

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

KEY TRONIC CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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September 20, 2013

Dear Shareholder:

The attached Notice of Annual Meeting of Shareholders and Proxy Statement relates to the Annual Meeting of Shareholders of Key Tronic Corporation, a Washington corporation (the “Company” or “Key Tronic”), to be held on Thursday, October 24, 2013, at 10:00 a.m. Pacific Time at the principal executive offices of the Company, 4424 N. Sullivan Road – Upper Level, Spokane Valley, Washington 99216.

Whether or not you will attend the Annual Meeting in person and regardless of the number of shares you own, we request that you complete, sign, date and return the enclosed proxy card promptly in the accompanying postage-prepaid envelope. You may, of course, attend the Annual Meeting and vote in person, even if you previously have returned your proxy card.

Sincerely,

Craig D. Gates
President and Chief Executive Officer
Member of the Board of Directors

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held October 24, 2013

To the Shareholders of KEY TRONIC CORPORATION:

The Annual Meeting of Shareholders of Key Tronic Corporation, a Washington corporation (the “Company”) will be held on Thursday, October 24, 2013, at 10:00 a.m. Pacific Time at the principal executive offices of the Company, 4424 N. Sullivan Road – Upper Level, Spokane Valley, Washington 99216 (the “Annual Meeting”), for the following purposes:

1.	To elect five directors of the Company to hold office until the next Annual Meeting of Shareholders and until their successors are elected and have qualified;

2.	To hold an advisory vote to approve the compensation of the Company’s named executive officers, as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation” herein; and

3.	To hold an advisory vote on the future frequency of advisory votes on executive compensation; and

4.	To ratify the appointment of BDO USA, LLP as independent registered public accounting firm for fiscal year 2014; and

5.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Record holders of the Company’s Common Stock at the close of business on September 4, 2013 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. Even if you will attend the Annual Meeting, please complete, sign, date and return the enclosed proxy to the Company in the enclosed postage-prepaid envelope in order to ensure that your shares will be voted at the Annual Meeting. You may vote your shares in person at the Annual Meeting even if you previously have returned your proxy card to the Company.

By Order of the Board of Directors,

Kathleen L. Nemeth
Secretary

Spokane Valley, Washington

September 20, 2013

YOUR VOTE IS IMPORTANT. PLEASE EXECUTE AND RETURN THE ENCLOSED CARD PROMPTLY, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON OCTOBER 24, 2013. The Proxy Statement and 2013 Annual Report to Shareholders are available at: www.edocumentview.com/kttc.

PROXY STATEMENT

INTRODUCTION

General

The preceding Notice of Annual Meeting of Shareholders, this Proxy Statement and the enclosed proxy card are being furnished by Key Tronic Corporation, a Washington corporation (the “Company”), to the holders of outstanding shares of Common Stock, no par value, of the Company (“Common Stock”) in connection with the solicitation of proxies by the Board of Directors of the Company from holders of such shares. The proxies are to be used at the Annual Meeting of Shareholders of the Company to be held on Thursday, October 24, 2013 at 10:00 a.m. Pacific Time at the principal executive offices of the Company, 4424 N. Sullivan Road – Upper Level, Spokane Valley, Washington 99216, and any adjournments or postponements thereof (the “Annual Meeting”). The proxies appoint Craig D. Gates and Ronald F. Klawitter, each of them and their substitutes, as proxy to vote all shares represented at the Annual Meeting pursuant to this proxy solicitation. This proxy statement and the enclosed form of proxy were first mailed to shareholders on or about September 20, 2013.

Record Date, Proxies, Revocation

Record holders of the Common Stock at the close of business on September 4, 2013 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, 10,515,861 shares of Common Stock were issued and outstanding. A proxy card for use at the Annual Meeting is enclosed with this Proxy Statement. All completed, signed and dated proxies returned to the Company will be voted at the Annual Meeting in accordance with the instructions thereon. If no instructions are given on an otherwise signed and dated proxy card, the proxy will be voted FOR the election of nominees for director named below and FOR the ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for fiscal year 2014. Any proxy may be revoked at any time before it has been voted by giving written notice of revocation to the Secretary of the Company at the address set forth above; by delivering a completed, signed proxy bearing a date later than any earlier proxy; or by voting shares in person at the Annual Meeting. The mere presence at the Annual Meeting of the shareholder who has given a proxy will not revoke such proxy.

Voting

Each share of Common Stock outstanding is entitled to one vote on each matter presented for a vote of the shareholders at the Annual Meeting. Under applicable law and the Company’s Restated Articles of Incorporation and Amended and Restated By-Laws, if a quorum exists at a meeting: (i) the five nominees for election as directors who receive the greatest number of votes cast for the election of directors by the shares present in person or represented by proxy and entitled to vote shall be elected directors and (ii) matters 2 and 4 listed in the accompanying Notice of Annual Meeting of Shareholders will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against it. In the election of directors, any action other than a vote for a nominee will have the practical effect of voting against the nominee. An abstention from voting or a broker nonvote will have no effect on ratification of the appointment of the independent registered public accounting firm (matter 4) since neither represents a vote cast.

If you are a stockholder of record and do not submit your vote by proxy or vote in person at the annual meeting, your shares will not be voted. However, if you hold shares beneficially in street name, the result may be different. If you do not return the voting instruction form, your broker, trustee or nominee may vote your shares in certain circumstances and on certain proposals. Under current regulations, brokers can not vote “uninstructed” shares in director elections or on executive compensation matters. Thus, if you hold your shares in street name and you do not instruct your record holder how to vote in the election of directors (matter 1), no votes will be cast on your behalf. Discretionary voting by brokers is permitted in the ratification of the appointment of the independent registered public accounting firm (matter 4). When a broker votes a client’s shares on some but not all of the proposals at a meeting, the missing votes are referred to as “broker non-votes.” Those shares will be included in determining the presence of a quorum at the meeting, but are not considered “present” for purposes of voting on non-discretionary matters.

PROPOSAL 1

ELECTION OF DIRECTORS

Five directors are to be elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders and until their respective successors have been elected and have qualified. The five nominees receiving the highest number of affirmative votes will be elected as directors. In the event any nominee is unable or unwilling to serve as a nominee or director, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board of Directors or the proxy holders to fill such vacancy, or for the balance of those nominees named without nomination of a substitute, or the size of the Board of Directors may be reduced in accordance with the By-Laws of the Company. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve as a nominee or as a director if elected. It is the Company’s policy that nominees for election at the Annual Meeting attend the Annual Meeting. All nominees for election at the 2012 Annual Meeting attended the 2012 Annual meeting.

The following information has been provided to the Company with respect to the nominees for election to the Board of Directors:

James R. Bean, age 63, has been a director of the Company since October 2006. Mr. Bean has been President and CEO of Preco Electronics, Inc. since November 1999. From May 1997 to 1999 he held various management positions in Boise, Idaho with Preco Electronics, Inc. Previously he held various management positions in manufacturing operations with Sun Microsystems, Inc., Apple Computer, Inc. and National Semiconductor, Inc. Mr. Bean is a graduate of New Mexico State University with a B.S. in Industrial Engineering. The Board of Directors has concluded that based upon Mr. Bean’s business and financial expertise, current and prior senior management positions and education that he should serve as a director of the company.

Craig D. Gates, age 54, has been a director of the Company since July 2009 and has been President and CEO of the Company since April 2009. Previously he was Executive Vice President of Marketing, Engineering and Sales since July 1997. He served as Vice President and General Manager of New Business Development from October 1995 to July 1997. He joined the Company as Vice President of Engineering in October 1994. From 1991 to October 1994, Mr. Gates served as Director of Operations, Electronics for the Microswitch Division of Honeywell Inc. From 1982 to 1991, Mr. Gates held various engineering and management positions within the Microswitch Division. Mr. Gates has a Bachelor of Science Degree in Mechanical Engineering and a Masters in Business Administration from the University of Illinois, Urbana. Mr. Gates also serves on the Board of Directors of CyberOptics Corporation. The Board of Directors has concluded that based upon Mr. Gates’ business expertise, current and prior senior management experience and education that he should serve as a director of the Company.

Ronald F. Klawitter, age 61, has been a director of the Company since October 2009 and has been Executive Vice President of Administration, CFO and Treasurer of the Company since July 1997. Previously he was Vice President of Finance, Secretary and Treasurer of the Company since October 1995. He was Acting Secretary from November 1994 to October 1995 and Vice President of Finance and Treasurer from 1992 to October 1995. From 1987 to 1992, Mr. Klawitter was Vice President, Finance at Baker Hughes Tubular Service, a subsidiary of Baker Hughes, Inc. He has a Bachelor of Arts degree from Wittenberg University and is a Certified Public Accountant. The Board of Directors has concluded that based upon Mr. Klawitter’s business and financial expertise, current and prior management experience and education that he should serve as a director of the Company.

Yacov A. Shamash, age 63, has been a director of the Company since 1989. He has been the Dean of Engineering and Applied Sciences at the State University of New York campus at Stony Brook since 1992. Professor Shamash developed and directed the NSF Industry/University Cooperative Research Center for the Design of Analog/Digital Integrated Circuits from 1989 to 1992 and also served as Chairman of the Electrical and Computer Engineering Department at Washington State University from 1985 until 1992. Dr. Shamash also serves on the Board of Directors of Applied DNA Sciences, Inc. and Softheon. The Board of Directors has concluded that based upon Dr. Shamash’s professional and management experience, service on public companies’ boards and education that he should serve as a director of the Company. Dr. Shamash has also served on the Board of one other public corporation, Netsmart Tech., Inc., during the past five years.

Patrick Sweeney, age 78, has been a director of the Company since July 2000. Mr. Sweeney was President and CEO of Hadco Corporation from 1991 through 1995 and formerly served as Hadco’s Vice President/Chief Financial Officer and Vice President of Operations. Prior to that Mr. Sweeney was the Vice President of International Manufacturing at Wang - USA from 1981 through 1986 and also served as Managing Director of Ireland for Digital Equipment Corporation and as Plant Manager of its Galway and Clonmel divisions. Mr. Sweeney also serves on the Board of Directors of Aimware, Info. Mosaic, and Photo Machining Inc. The Board of Directors has concluded that based upon Mr. Sweeney’s business and financial expertise, senior management experience, service on public companies’ boards and education that he should serve as a director of the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

Board Meetings

All directors hold office until the next Annual Meeting of Shareholders and until their successors have been elected and have qualified. There are no family relationships among any of the directors or executive officers of the Company. The Company’s Board of Directors met eight times during fiscal 2013. During fiscal 2013, each director attended 100% of the Board of Directors meetings and 100% of the meetings of committees of the Board of Directors on which the director served during the time he served on the Board or committee.

Directors’ Independence

The Board of Directors has determined that all members of the Company’s Board of Directors are “independent directors” within the meaning of the applicable Nasdaq Global Select Market (“NASDAQ”) listing standards, except for Mr. Gates, the Company’s President and Chief Executive Officer and Mr. Klawitter, the Company’s Executive Vice President of Administration, CFO and Treasurer.

The Board of Directors also has determined that all members of the Audit Committee (1) meet the definition of independence contained in the NASDAQ listing standards; (2) meet the requirements of the Securities and Exchange Commission (“SEC”) Rule 10A-3(b)(1); (3) have not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years; and (4) are able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement, as required by the NASDAQ Marketplace Rules.

The Board of Directors has determined that Patrick Sweeney, a member of the Audit Committee, has the requisite attributes of an “audit committee financial expert” as defined by SEC regulations and that such attributes were acquired through relevant education and/or experience.

Board Leadership Structure and Role in Risk Oversight

The Board of Directors determines whether the roles of Chief Executive Officer and Chairman of the Board should be separated based upon its judgment of the structure which best meets the current needs of the Company and promotes the most effective communication between the Board and management. The Board currently separates the role of Chief Executive Officer and Chairman of the Board.

The Board oversees the Company’s risk directly and through its committees. The Board is assisted by its Audit Committee in performing its risk management oversight responsibilities with respect to financial reporting, internal controls and legal and regulatory requirements. The Board is assisted by its Compensation and Administration Committee in performing its risk management oversight responsibilities with respect to risk relating to compensation programs and policies. The Board, with the assistance of its Governance and Nominating Committee, oversees risk management with respect to Board membership, structure and organization.

The Chairmen of the three Board Committees report to the Board on committee meetings at regular meetings of the Board of Directors. Management has the day to day responsibility for risk management and members of management make regular reports to the Board and its committees on identification, monitoring and mitigation of material risks.

Executive Sessions

At two of the four regular meetings of the Board of Directors held during fiscal year 2013, the independent directors met separately in executive session without management present.

Code of Conduct

The Board of Directors has adopted a written Code of Conduct which applies to all directors, officers and employees of the Company. The Code of Conduct is available on the Company’s website at www.keytronic.com. The Company intends to disclose on its website any amendments to or waivers of the Code of Conduct.

Insider Trading Policy

The Board of Directors has adopted a written policy on Insider Trading which applies to all directors, officers and employees of the Company. The policy prohibits directors, officers and employees from engaging in short-term speculative transactions involving the Company’s securities, including short sales and buying or selling put or call options.

Recoupment Policy

The Board of Directors has adopted a written Recoupment Policy which provides that in the event of a restatement of the Company’s consolidated financial statements, the Company shall have the right to recoup from any executive officer any portion of any bonus or other equity or non-equity incentive compensation received by the executive officer the grant of which was tied to the achievement of one or more specific performance targets, with respect to the period for which such financial statements are restated, regardless of whether the executive officer engaged in any misconduct or was at fault or responsible in any way for causing the restatement, if, as a result of such restatement, the executive officer would not have received such bonus or other compensation or portion thereof.

Shareholder Communications

Shareholders of Key Tronic Corporation may send written communications to the Board of Directors or any of its members by certified mail only, addressed to the Board of Directors or any member, c/o General Counsel & Secretary, Key Tronic Corporation, 4424 N. Sullivan Road, Spokane Valley, WA 99216. All such shareholder communications will be compiled by the General Counsel & Secretary and submitted to the Board of Directors or a Board member.

Nominations to the Board

The Governance and Nominating Committee will consider written proposals from shareholders for directors to be elected at the annual meeting which are submitted to the Secretary of the Company, together with biographical information and references, at least six months prior to the annual meeting.

Board Committees

The Board of Directors has three standing committees: the Audit Committee, the Compensation and Administration Committee, and the Governance and Nominating Committee. The committees each have written charters approved by the Board. The charters of the Audit Committee, the Compensation and Administration Committee and the Governance and Nominating Committee are available on the Company’s website at www.keytronic.com.

The Audit Committee, which currently consists of Messrs. Bean (Chairman), Shamash and Sweeney met eight times during fiscal 2013. The Audit Committee monitors the integrity of the Company’s financial statements, financial reporting processes and systems of internal controls regarding finance, accounting and legal compliance; selects and appoints the Company’s independent registered public accounting firm, pre-approves all audit and non-audit services to be provided to the Company by the Company’s independent registered public accounting firm, and establishes the fees and other compensation to be paid to the independent registered public accounting firm; monitors the qualifications, independence and performance of the Company’s independent registered public accounting firm; and establishes procedures for the receipt, retention, response to and treatment of complaints, including confidential, anonymous submissions by the Company’s employees, regarding accounting, internal controls or auditing matters, and provides an avenue of communication among the Board, the independent registered public accounting firm and management.

The Compensation and Administration Committee (“Compensation Committee”) which currently consists of Messrs. Shamash (Chairman), Bean and Sweeney, met four times during fiscal 2013. The Committee establishes and reviews annually the Company’s general compensation policies applicable to the Company’s executive officers and other key employees, reviews and approves the level of compensation awarded to the Company’s Chief Executive Officer and other officers and key management employees, prepares and delivers annually to the Board a report disclosing compensation policies applicable to the Company’s executive officers and the basis for the Chief Executive Officer’s compensation during the last fiscal year and makes recommendations to the Board regarding changes to existing compensation plans. The Committee administers the Company’s incentive compensation plans and stock option plans, including determining the individuals to receive awards and options and the terms of such awards and options.

The Governance and Nominating Committee, which currently consists of Messrs. Bean (Chairman), Shamash and Sweeney met one time during fiscal 2013. The Committee makes recommendations to the Board regarding corporate governance, recommends for selection by the Board nominees for election as Directors and makes recommendations to the Board with respect to the structure and composition of the Board. The Committee evaluates potential director nominees based upon a number of criteria, including the potential nominee’s skills, relevant experience and independence. The Committee has no specific minimum qualifications which must be met by a potential director nominee. Each potential nominee is considered on a case by case basis. Potential nominees may be identified to the Committee by members of the Board, officers of the Company, shareholders or other persons. The Committee evaluates each potential nominee in the same manner regardless of the source of the potential nominee’s recommendation. Although the Company does not have a policy regarding diversity, the Governance and Nominating

Committee does take into consideration the value of diversity among Board members in background, experience, education and perspective in considering potential nominees for recommendation to the Board for selection. The Company has not paid any third party a fee to assist in identifying and evaluating potential director nominees. The Committee has not rejected any potential nominee recommended within the preceding year by a beneficial owner of more than 5% of the Company’s Common Stock.

Related Person Transactions

In April 2007, the Board of Directors adopted a written policy and procedures for the approval or ratification of Interested Transactions with Related Parties. The policy and procedures supplement the Company’s Code of Conduct. The policy defines an “Interested Transaction” as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) the Company is a participant, and (3) any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity).

The policy defines a “Related Party” as any (a) person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director, (b) greater than 5 percent beneficial owner of the Company’s common stock, or (c) immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

The Audit Committee is responsible for review, approval, ratification or disapproval of Interested Transactions. In determining whether to approve or ratify an Interested Transaction, the Committee will take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the Related Party’s interest in the Transaction.

PRINCIPAL SHAREHOLDERS AND SECURITY

OWNERSHIP OF MANAGEMENT

The following table provides certain information which has been furnished to the Company regarding beneficial ownership of the Common Stock as of the Record Date, with respect to (i) each person known by the Company to own beneficially more than 5% of the Company’s Common Stock; (ii) each director and nominee for director of the Company; (iii) each of the executive officers of the Company named in the Summary Compensation table; and (iv) all directors and executive officers of the Company as a group.

Name of Beneficial Owner*	Number of Shares Beneficially Owned (1)		Percent of Class (1)
MORE THAN 5% SHAREHOLDERS

Royce & Associates, LLC 745 Fifth Avenue New York, NY 10151	1,285,362	(2), (3)	12.22%

Tieton Capital Management LLC 4700 Tieton Drive, Suite C Yakima, WA 98908	927,361	(4),(5)	8.82%

Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, Suite 650 Santa Monica, CA 90401	889,201	(6),(7)	8.46%
DIRECTORS AND EXECUTIVE OFFICERS

James R. Bean	0		**

Yacov A. Shamash	36,030	(8)	**

Patrick Sweeney	75,103		**

Craig D. Gates	153,339	(9)	1.46%

Ronald F. Klawitter	162,078	(10)	1.54%

Douglas G. Burkhardt	68,543	(11)	**

Philip S. Hochberg	12,514	(12)	**

Brett R. Larsen	1,180	(13)	**

All executive officers and directors as a group (12 persons)	555,336	(14)	5.28%

*	Unless otherwise noted, the address for each named shareholder is in care of the Company at its principal executive offices.
**	Less than 1%.
1.	Percentage beneficially owned is based on 10,515,861 shares of Common Stock outstanding on the Record Date. A person or group of persons is deemed to beneficially own as of the record date any shares which such person or group of persons has the right to acquire within 60 days after the record date. In computing the percentage of outstanding shares held by each person or group of persons, any shares which such person or persons have the right to acquire within 60 days after the record date are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

2.	Based on Form 13F filed with the Securities and Exchange Commission, dated June 30, 2013.
3.	Royce & Associates, LLC is a registered investment advisor.
4.	Based on Form 13F filed with the Securities and Exchange Commission, dated June 30, 2013.
5.	Tieton Capital Management LLC is a registered investment advisor.
6.	Based on Form 13F filed with the Securities and Exchange Commission, dated June 30, 2013.
7.	Dimensional Fund Advisors, Inc. (“DFA”), a registered investor advisor, is deemed to have beneficial ownership of these shares all of which are held in portfolios of DFA Investment Dimensions Group, Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, for all of which DFA serves as investment manager. DFA disclaims beneficial ownership of all shares.
8.	Includes 4,930 shares issuable upon exercise of director stock options and 1,100 shares owned directly by Dr. Shamash’s daughter.
9.	Includes Common Stock allocated to Mr. Gates as a participant in the Company’s 401(k) Retirement Savings Plan (7,458 shares) as of June 30, 2013.
10.	Includes Common Stock allocated to Mr. Klawitter as a participant in the Company’s 401(k) Retirement Savings Plan (17,867 shares) as of June 30, 2013, 1,600 shares owned directly by Mr. Klawitter’s daughter and 4,200 shares owned directly by Mr. Klawitter’s son.
11.	Includes Common Stock allocated to Mr. Burkhardt as a participant in the Company’s 401(k) Retirement Savings Plan (176 shares) as of June 30, 2013.
12.	Includes Common Stock allocated to Mr. Hochberg as a participant in the Company’s 401(k) Retirement Savings Plan (847 shares) as of June 30, 2013.
13.	Represents Common Stock allocated to Mr. Larsen as a participant in the Company’s 401(k) Retirement Savings Plan as of June 30, 2013.
14.	Includes 4,930 shares subject to issuance pursuant to stock options held by directors which are currently exercisable or exercisable within 60 days of September 4, 2013.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

This Compensation Discussion and Analysis explains our compensation philosophy, summarizes our compensation programs and reviews compensation decisions for the executives identified as named executive officers in the Summary Compensation Table on page 16. The named executive officers for fiscal 2013 were:

•	Craig D. Gates, President & Chief Executive Officer

•	Ronald F. Klawitter, Executive Vice President of Administration, CFO & Treasurer

•	Douglas G. Burkhardt, Executive Vice President of Worldwide Operations

•	Philip S. Hochberg, Executive Vice President of Business Development

•	Brett R. Larsen, Vice President of Finance & Controller

The Compensation Committee of the Board of Directors (the “Committee”) is comprised of Yacov A. Shamash (Chairman), James R. Bean, and Patrick Sweeney, each of whom is an independent director under applicable Nasdaq listing standards.

Our executive compensation program is aligned with our business strategy and culture to attract and retain top talent, reward business results and individual performance, and most importantly, maximize shareholder returns. Our total compensation program for the named executive officers is highly incentive-based and competitive in the marketplace, with Company performance determining a significant portion of total compensation.

Executive Compensation Highlights

The total compensation for each of the named executive officers is shown in the Summary Compensation Table on page 16. While we describe executive compensation in greater detail throughout this Compensation Discussion and Analysis, actions the Committee took in fiscal 2013 are highlighted below:

•

Base Salaries. Base salaries were modified to maintain a competitive position as compared to the organization’s targeted labor market. These increases were predicated on individual performance, tenure with the organization, and relative position to the market.

•	Performance-Based Annual Cash Incentive Plan. Target awards for Fiscal 2013 remained the same as the prior year.

•	Performance-Based Long-Term Cash Incentive Plan. Target awards for the named executive officers for fiscal 2013 remained the same as the prior year.

•	Performance Based Long-Term Equity Incentive Plan. Equity based long term performance based awards (SARS) for fiscal 2013 for the named executive officers remained the same as the prior year

•

Peer Group. Each year the Committee reviews the appropriateness of our peer group. The peer companies represent electronics manufacturers that are relevant to Key Tronic. These peers may not always have a direct match to our product offerings or annual revenue. However, they meet certain selection criteria important to Key Tronic, including revenue, net income, and employee size. Key Tronic falls below the median (50th percentile) of the peer group in terms of revenue and employee size while it is positioned above the median when looking at net income. Worthwhile to note is that some peers may have more employees due to internal functional design, but this does not necessarily indicate a more complex organization. Additionally, we look for peers with general compatibility with our compensation strategy that includes a competitive offering of the primary pay elements of base salary, performance-based bonus and long-term incentives. We believe that the 13 peer organizations proposed is a reasonable and appropriate group to be used for Key Tronic’s executive compensation comparison purposes. The established peer group for purposes of our 2013 executive compensation analysis was:

o	CTS Corporation

o	Ducommun

o	Fabrinet

o	IPG Photonics Corporation

o	Mercury Computer Systems, Inc.

o	Methode Electronics, Inc.

o	Multi-Fineline Electronix, Inc.

o	Planar Systems, Inc.

o	Pulse Electronics Corporation

o	Radisys Corporation

o	Richardson Electronics Ltd.

o	Sypris Solutions, Inc.

o	TTM Technologies

The Compensation Committee oversees the Board’s responsibilities relating to the compensation of the Company’s chief executive officer and all other officers. (The chief executive officer (“CEO”), chief financial officer (“CFO”) and the three most highly compensated executive officers other than the CEO and CFO are listed in the Summary Compensation Table below and referred to herein as the Company’s “named executive officers”). In discharging this responsibility, the Compensation Committee evaluates and approves the Company’s compensation plans, policies and programs as they affect the named executive officers.

This discussion describes and analyzes the compensation program for the named executive officers. First, it covers the Company’s compensation objectives and philosophy, the cornerstone of which is pay for performance. Next, it reviews the process the Compensation Committee follows in deciding how to compensate the named executive officers and provides a brief overview of the principal components of the Company’s compensation program, including a detailed discussion and analysis of the Compensation Committee’s specific decisions about the compensation of the Company’s named executive officers for fiscal year 2013.

Compensation Objectives and Philosophy

The Company believes that compensation of its executive officers should encourage creation of shareholder value and achievement of strategic corporate objectives. The Company attempts to align the interests of its shareholders and management by integrating compensation with the Company’s short-term and long-term corporate strategic and financial objectives. In order to attract and retain the most qualified personnel, the Company intends to offer a total compensation package competitive with companies in our industry sector, taking into account relative company size, performance and geographic location as well as individual responsibilities and performance.

The elements of compensation for the named executive officers include base salaries, annual cash incentives, long-term cash incentives and long-term equity incentives as well as severance benefits in connection with certain terminations of employment and additional benefits which are available to all other U.S. employees, including a 401(k) plan, health and welfare programs, and life insurance. In general, base salaries and other benefit programs, and severance and other termination benefits are primarily intended to attract and retain highly qualified executives as they provide predictable compensation levels that reward executives for their continued service. Annual cash incentives are primarily intended to motivate executives to achieve specific tactical and operating objectives, while long-term cash and equity incentives are primarily intended to align executives’ long-term interests with those of the Company’s shareholders. Executives have substantial portions of their compensation at risk for annual and long-term performance, with the largest portion at risk for the most senior executives.

Compensation Process

As part of its process for determining the compensation for the named executive officers, the Compensation Committee considers competitive market data. As authorized by its charter, the Compensation Committee has engaged Milliman, Inc. (“Milliman”), an independent executive compensation consultant, to review the Company’s compensation plans, policies and programs that affect executive officers and to provide advice and recommendations on competitive market practices and specific compensation decisions. Milliman has worked directly with the Compensation Committee to assist the Compensation Committee in satisfying its responsibilities and will undertake no projects for management except at the request of the Compensation Committee chair and in the capacity of the Compensation Committee’s agent. To date, Milliman has provided limited assistance to management in evaluating the competitiveness of compensation for personnel other than executive officers.

In order to assess competitive market data for executive compensation, the Compensation Committee works with its compensation consultant to develop a peer group of companies with which the Company competes for executive talent (which may or may not be the same organizations that the company competes with directly on a business level). In early 2013, Milliman assisted the Compensation Committee in reviewing the peer group, focusing most closely on industry type and organization size/complexity, with the best indicators of organization size in the Company’s industry being number of employees and enterprise value, although each company’s revenue and net income were also considered. Following this process, the Compensation Committee selected the following peer group for fiscal 2013 compensation decisions, all of which are electronics organizations somewhat larger than the Company but comparable to the Company in business space and profitability: CTS Corporation, Mercury Computer Systems, Inc., Methode Electronics, Inc., Planar Systems, Inc., Pulse Electronics Corporation, Radisys Corporation, Richardson Electronics, Ltd., Ducommun, Fabrinet, IPG Photonics Corporation, Multi-Fineline Electronix, Inc., Sypris Solutions, Inc., and TTM Technologies. The Committee takes into consideration multiple factors for purposes of analyzing executive compensation. A combination of both published executive salary surveys provided by our Consultant as well as our evaluation of peer organizations and their publicly disclosed compensation information comprise our evaluation.

Once the peer group is established, the Compensation Committee then reviews the base salaries, annual cash-incentive compensation, long-term cash and equity incentive compensation and total compensation for the Company’s executive officers as compared to the compensation paid by the companies within the Company’s peer group, comparing each executive officer to their counterparts in similar positions with the peer group companies; however, the Compensation Committee does not base its decisions on targeting compensation levels to specific benchmarks against the peer group. Instead, the Compensation Committee refers to the peer group compensation data as background information regarding competitive pay levels and also considers the other factors identified below in making its decisions. In addition, the Compensation Committee reviews published compensation data on all executives. Published compensation data is also focused on a similar labor for Key Tronic executives. We gather data on organizations in the electronics manufacturing industry with annual revenues close to that of Key Tronic’s. In addition to consideration of the peer group data, the Compensation Committee also considers the value of each item of compensation, both separately and in the aggregate, in light of Company performance, each executive officer’s position within the Company, the executive officer’s performance history and potential for future advancement, and, with respect to long-term cash and equity incentive compensation, the value of existing vested and unvested outstanding cash and equity awards. The Compensation Committee also considers the recommendations of the Company’s chief executive officer with respect to the compensation for each executive other than himself. In setting compensation, the Compensation Committee also considers, among other factors, the possible tax consequences to the Company and its executive officers, the accounting consequences and the impact on shareholder dilution. The Compensation Committee does not assign a specific weight to these factors and none of these factors by itself will compel a particular compensation decision. Instead, this information is used generally by the Compensation Committee to help inform its decision-making process. Except as noted below, such decisions by the Compensation Committee are subjective, made in the exercise of the Compensation Committee’s independent business judgment.

Principal Elements of Compensation

The principal elements of compensation for the Company’s executive officers are composed of base salary, annual cash incentive compensation, and long-term cash and equity incentive compensation. These elements of total compensation are targeted to pay at market median when performance meets expectations. Pay “at risk” for the CEO position is 66.3 percent. “At risk” pay is slightly lower for the other named executive officers.

The Company also provides other forms of compensation, consisting of benefits available to all of the Company’s U.S. employees, including a 401(k) plan, health and welfare programs, and life insurance. The Compensation Committee reviews, considers and approves each element of compensation, as well as all combined elements of compensation, for the named executive officers.

Base Salaries. Base salaries, including merit-based salary increases, for the named executive officers are established based on the scope of their respective responsibilities, competitive market salaries and general levels of market increases in salaries, individual performance, achievement of the Company’s corporate and strategic goals and changes in job duties and responsibilities.

In July 2012 the Compensation Committee reviewed the base salaries of the named executive officers and determined that they are generally competitive with the market (50th percentile) when compared to the Company’s peer group and other data. Given the competitive position of some salaries, the Compensation Committee determined that base salaries should increase somewhat in 2013. As a result, the named executive officers’ base salaries for fiscal 2013 were as follows: Craig Gates $471,960, Ron Klawitter $306,000, Doug Burkhardt $260,000, Phil Hochberg $257,400, and Brett Larsen $183,500. These increases were predicated on individual performance, tenure with the company and relative position to market.

Annual Cash Incentive Compensation. Annual cash incentives for the Company’s executive officers are designed to reward performance for achieving key corporate goals, which the Company believes should increase shareholder value. In general, the annual incentive awards for executive officers are determined based on achievement of performance objectives for profit before taxes established by the Compensation Committee for the fiscal year. Profit Before Tax is an appropriate goal for calculating short-term incentive because it is the best measure of operating performance and should yield the best result for shareholders. Having the entire management team with the same goal will prevent having conflicting goals between different functions of the Company.

In July 2012, the Compensation Committee established the fiscal year 2013 cash incentive program for the Company’s named executive officers, including minimum target and maximum bonus opportunities for each executive as well as performance goals that would need to be achieved in order for the executives to receive such bonuses. Both minimum target and maximum bonus opportunities under the program were determined by reference to a percentage of the executive officer’s base salary. For fiscal year 2013 performance, the target bonus opportunities were 50% for Mr. Gates, 40% for each of Mr. Klawitter, Mr. Burkhardt and Mr. Hochberg, and 35% for Mr. Larsen. The maximum bonus opportunities were 75% for Mr. Gates, 60% for each of Mr. Klawitter, Mr. Burkhardt and Mr. Hochberg, and 52.5% for Mr. Larsen. These target and maximum bonus levels are consistent with the levels established for the fiscal year 2012 annual cash incentive program and were determined by the Compensation Committee, after consulting with Milliman, to be appropriate based on its subjective assessment of the executive’s position and ability to directly impact and responsibility for the Company’s performance, and its subjective assessment of general compensation practices in place at companies in the Company peer group identified above. Bonuses under the fiscal year 2013 cash annual incentive program were paid out in August 2013 only if the executive officer was employed by the Company on the payment date.

The annual cash incentive program focuses on key metrics for a given year. Most often the Company uses a single company-wide financial element: profit before taxes (PBT). Performance for fiscal year 2013 was measured based on the Company’s profit before taxes. For fiscal 2013 the Committee established a stretch goal component for achieving over and above the annual incentive compensation goal. The payout does not begin until profit exceeds five times incentive expenses. The amounts earned under the stretch goal were placed in a pool to be shared on a pro-rata basis by all participants in the fiscal year 2013 Incentive Compensation Plan.

Long-Term Cash Incentive Compensation. The Compensation Committee awards long-term cash incentive compensation to the Company’s executive officers to align their interests with those of the Company’s shareholders, to provide additional incentives to the Company’s executive officers to improve the long-term performance of the Company’s common stock and achieve the Company’s corporate goals and strategic objectives and to retain the Company’s executive officers. The Company’s current practice is primarily to grant long-term cash incentive awards to the named executive officers in the form of performance units at the start of each fiscal year. These units will have a future value tied directly to the achievement of Board determined and approved goals for a three-year period. At the end of each three-year period, the cash value of these units will be paid to the executive officer at a value set by the Board at the beginning of the three-year period based on goal achievement as measured at the end of the three-year period. The table below contains the target award levels for each named executive officer for the three year period ending at the end of fiscal year 2013. The goals consist of sales growth compared to peer group companies and return on invested capital. Revenue growth compared to the industry and Return on Invested Capital combine to provide the most appropriate measures of long-term financial performance. Having a goal of revenue growth compared to the industry incents management to gain market share. Having a goal of ROIC above the Company’s weighted average cost of capital builds shareholder value and incents management to make sure that revenue growth is profitable.

Executive	Minimum Award	Target Award	Maximum Award
Craig D. Gates	$125,000	$250,000	$375,000

Ronald F. Klawitter	$75,000	$150,000	$225,000

Douglas G. Burkhardt	$50,000	$100,000	$150,000

Philip S. Hochberg	$20,000	$40,000	$60,000

Brett R. Larsen	$20,000	$40,000	$60 000

Long-Term Equity Incentive Compensation. In fiscal years 2011, 2012 and 2013 the named executive officers received grants of stock appreciation rights (“SARS”) under the 2010 Incentive Plan. These stock appreciation rights vest on the third anniversary of the grant date to the extent the Company’s return on invested capital (ROIC) over the vesting period compared to the weighted average ROIC of a selected group of peer companies over the same period has reached 90% or more of the ROIC of the peer group average. These rights have a five year term. Payment upon exercise of a stock appreciation right may be in cash, in shares, in some combination thereof or in any other manner approved by the Compensation Committee.

The stock appreciation rights are designed to link executives’ interests with those of the Company’s shareholders as the shares’ value is based on the increase in key financial metrics, to provide a long-term retention incentive for the vesting period and, awards are subject to performance-based vesting requirements, to provide further incentives for executives to achieve goals considered critical to the Company’s success. The Committee has determined that return on invested capital is the key measure for aligning executive’s performance with the long-term shareholder interests.

In determining the size of the Company’s long-term equity incentive awards, the Compensation Committee reviews competitive market data for similar positions in the Company’s peer companies, the executive officer’s performance history and/or potential for future responsibility and promotion, the chief executive officer’s recommendations (with respect to executives other than himself) and the value of existing vested and unvested outstanding cash and equity awards. The relative weight given to each of these factors will vary from individual to individual at the Compensation Committee’s discretion and adjustments may be made as the Compensation Committee deems reasonable to attract candidates in the competitive environment for highly qualified employees in which the Company operates.

SARS awards are outlined in the table below for the past three fiscal years.

Executive	2011(1)	2012		2013
Craig D. Gates	150,000	50,000		50,000

Ronald F. Klawitter	75,000	25,000		25,000

Douglas G. Burkhardt	50,000	20,000		20,000

Philip S. Hochberg	30,000	25,000	(2)	20,000

Brett R. Larsen	30,000	10,000		10,000

(1)	Awards for the 2011-2013 cycle were granted at the end of fiscal 2010.
(2)	Includes 15,000 SARS awarded to Mr. Hochberg in 2012 as a result of his promotion from vice president to executive vice president.

Other Benefits. The named executive officers are also entitled to participate in the Company’s benefit programs which are available to all of the Company’s U.S. employees, including company-sponsored health, welfare, 401(k), and disability and life insurance.

Post-Termination Protection and Payments

The Company has entered into employment agreements with each of the named executive officers. The Compensation Committee believes these agreements are important in attracting and retaining key executive officers. Under these agreements, the executive would be entitled to severance benefits in the event of a termination of the executive’s employment by the Company without cause or by the executive for good reason. The Company has determined that it is appropriate to provide each named executive officer with severance benefits under these circumstances in light of his/her position with the Company and as part of his/her overall compensation package. The severance benefits for each named executive officer are generally determined as if he/she continued to remain employed by the Company for 12 months following his actual termination date or 24 months following termination upon a change of control. Because the Company believes that a termination by an executive for good reason (or constructive termination) is conceptually the same as an actual termination by the Company without cause, the Company believes it is appropriate to provide severance benefits following such a constructive termination of the executive’s employment. Monthly base salary payments will terminate immediately upon the executive’s employment by a third party at a base salary equal to or greater than the monthly base salary then being paid the executive by the Company. If the executive is paid a monthly base salary by a third party lower than that being paid by the Company, the Company will continue to pay the difference for the remainder of the severance period.

If a change in control of the Company occurs, outstanding long-term cash incentive awards and SARS awards, including awards held by the Company’s named executive officers, will generally become fully vested if they are not assumed by the successor entity.

Tax Deductibility of Pay

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to the Company’s chief executive officer and certain other executive officers. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. In general, awards granted under the Company’s annual cash incentive plan, long-term cash incentive plan and SARS granted under the 2010 Incentive Plan are intended to comply with the applicable requirements for this exemption, and the Compensation Committee generally considers the limitations imposed by Section 162(m) among other factors in making its compensation decisions. However, the Compensation Committee reserves the right to design programs that recognize a full range of performance criteria important to the Company’s success, even where the compensation paid under such programs may not be deductible. The Compensation Committee will continue to monitor the tax and other consequences of the Company’s executive compensation program as part of its primary objective of ensuring that compensation paid to the Company’s executive officers is reasonable, performance-based and consistent with the Company’s goals and the goals of the Company’s shareholders.

Risk Considerations

The Compensation Committee has reviewed the Company’s compensation programs to determine whether they encourage unnecessary or excessive risk taking and has concluded that they do not. The Compensation Committee believes that the design of the Company’s annual cash, long-term cash and long-term equity incentives provides an effective and appropriate mix of incentives to help ensure the Company’s performance is focused on long-term shareholder value creation and does not encourage the taking of short-term risks at the expense of long-term results. While the Company’s performance-based annual cash bonuses are generally based on annual results, the amount of such bonuses represent only a portion of each individual’s overall total compensation opportunities.

As to the Company’s compensation arrangements for named executive officers, the Compensation Committee takes risk into account in establishing and reviewing these arrangements and believes that the executive compensation arrangements do not encourage unnecessary or excessive risk-taking. Base salaries are fixed in amount and thus do not encourage risk-taking. While the Compensation Committee considers the achievement of specific financial and operating performance goals in determining the cash bonuses to be awarded to executives under the Company’s cash incentive programs, the Compensation Committee determines the actual amount of each executive’s award based on Company performance criteria as described above. The Compensation Committee believes that the annual incentive program appropriately balances risk and the desire to focus executives on specific annual goals important to the Company’s success, and that it does not encourage unnecessary or excessive risk taking. Finally, a significant portion of the compensation provided to the Company’s executive officers is in the form of long term cash and equity based awards that further align executives’ interests with those of shareholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking since the ultimate value of the equity based awards is tied to the Company’s stock price, and since grants are generally subject to long-term vesting schedules and a two year retention requirement after exercise to help ensure that executives always have significant value tied to long-term stock price performance. Also, annual cash incentive compensation and long term cash and equity incentive compensation payments are subject to the Company’s Recoupment Policy, described under the caption “Recoupment Policy” on page 4.

Summary

The Compensation Committee believes that the Company’s compensation philosophy and programs are designed to foster a performance-oriented culture that aligns executives’ interests with those of the Company’s shareholders. The Compensation Committee believes that the compensation of the Company’s executives’ is both appropriate and responsive to the goal of improving shareholder value.

Compensation Committee Report

The Compensation Committee reviewed this Compensation Discussion and Analysis and discussed its contents with Company management. Based on this review and discussions, the Compensation Committee has recommended to the Board that this Compensation Discussion and Analysis be included in the Annual Report on Form 10-K.

Respectfully submitted by the Compensation Committee:

Yacov A. Shamash, Chair

James R. Bean

Patrick Sweeney

Compensation Committee Interlocks and Insider Participation

The directors listed at the end of the Compensation Committee Report above were each members of the Compensation Committee during all of fiscal year 2013, except Mr. Bean, who has served as a member since October 2012. No director who served on the Compensation Committee during fiscal year 2013 is or has been an executive officer of the Company or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, any executive officer of which served as a member of the Board or the Compensation Committee during fiscal year 2013.

EXECUTIVE COMPENSATION

Summary Compensation Table—Fiscal Years 2011-2013

The following table sets forth information concerning compensation for services rendered to the Company by the Chief Executive Officer, or the CEO, the Executive Vice President - Chief Financial Officer, and the Company’s next three most highly compensated executive officers for fiscal years 2011, 2012 and 2013 by each of the named executive officers. Collectively, these are the “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(3)	Total ($)

Craig D. Gates, President & Chief Executive Officer	2013 2012 2011	469,272 445,068 437,000	0 0 0	185,500 110,000 0	0 0 0	752,694 702,750 409,885	10,000 26,600 92,960	1,417,466 1,284,418 939,845

Ronald F. Klawitter, Executive Vice President, Chief Financial Officer	2013 2012 2011	306,000 300,000 301,029	0 0 0	92,750 55,000 0	0 0 0	418,698 405,000 269,006	10,000 26,600 29,010	827,448 786,600 599,045

Douglas G. Burkhardt, Executive Vice President, Operations	2013 2012 2011	256,692 215,842 198,290	0 0 0	74,200 44,000 0	0 0 0	312,486 219,505 132,099	10,000 99,138 37,469	653,378 578,485 367,858

Philip S. Hochberg, Executive Vice President Business Development	2013 2012 2011	245,850 209,250 181,816	0 0 0	74,200 68,200 0	0 0 0	215,623 162,176 68,917	10,000 8,288 31,205	545,673 447,914 281,938

Brett R. Larsen, VP Finance & Controller	2013 2012 2011	175,000 162,000 152,596	0 0 0	37,100 22,000 0	0 0 0	156,928 132,330 57,842	10,000 9,036 7,243	379,028 325,366 217,681

1)	The target and maximum amounts for each named executive officer’s fiscal 2013 incentive opportunity are reported in the “Grants of Plan-Based Awards” table below.
2)	The amounts reported in the “Stock Awards” and “Option Awards” columns of the table above for each fiscal year reflect the fair value on the grant date of the stock awards (including restricted stock, stock bonuses, SARs, etc.) and option awards, respectively, granted to the named executive officers during the fiscal year. These values have been determined under generally accepted accounting principles used to calculate the value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to calculate the amounts reported above, please see the discussion of equity awards contained in Note 7 – “Stock Option and Benefit Plans” to the Consolidated Financial Statements in the Company’s 2013 Annual Report.

3)	Includes Company matching payments in fiscal years 2013, 2012 and 2011 under the Company’s 401(k) Retirement Savings Plan. Also includes for Mr. Gates value realized on the exercise of stock options in the amount of $16,800 in fiscal year 2012 and $83,160 in fiscal year 2011, for Mr. Klawitter value realized on the exercise of stock options in the amount of $16,800 in fiscal year 2012 and $19,210 in fiscal year 2011, for Mr. Burkhardt value realized on the exercise of stock options in the amount of $89,338 in fiscal year 2012 and $27,668.70 in fiscal year 2011 and for Mr. Hochberg value realized on the exercise of stock options in the amount of $23,788 in fiscal year 2011.

Compensation of Named Executive Officers

The Summary Compensation Table above quantifies the value of the different forms of compensation earned by or awarded to the Company’s named executive officers for the fiscal years indicated above. The primary elements of each named executive officer’s total compensation reported in the table are base salary, an annual cash incentive, long-term cash incentive, and long-term equity incentives consisting of awards of long-term equity based awards. Named executive officers also received the other benefits listed in the “All Other Compensation” column of the Summary Compensation Table, as further described in the footnotes to the table.

The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. The Grants of Plan-Based Awards table and the accompanying description of the material terms of the equity awards granted in fiscal 2013, provides information regarding the long-term equity incentives awarded to the named executive officers in fiscal 2013. The Outstanding Equity Awards at Fiscal Year-End and Option Exercises and Stock Vested tables provide further information on the named executive officers’ potential realizable value and actual value realized with respect to their equity awards. The “Potential Payments Upon Termination or Change in Control” section provides information on the benefits the named executive officers may be entitled to receive in connection with certain terminations of their employment and/or a change in control of the Company.

Description of Employment Agreements—Cash Compensation

The Company entered into employment contracts with Messrs. Gates, Klawitter, Burkhardt, Hochberg and Larsen at the time each employee was first elected an officer of the Company. Each of the employment contracts imposes upon the employee standard nondisclosure, confidentiality and no competition provisions. Each of the employment contracts provides that the Company may terminate employment at any time. The employment contracts provide that upon termination of employment by the Company, other than for cause, the Company shall continue to pay employee’s base salary in effect prior to termination for a period of one year after termination. The employment contracts also provide that upon termination by the employee in the event the Company changes the substantive responsibilities and duties of the employee in such a way as to constitute a demotion, the Company shall continue to pay employee’s base salary in effect prior to termination for a period of one year after termination. The contracts provide that upon termination of employment by the Company after a change of control, other than for cause, the Company shall continue to pay employee’s base salary in effect prior to termination for a period of two years after termination. The contracts condition the payment of severance upon execution of a release of claims and include provisions to comply with Internal Revenue Code Section 409A.

GRANTS OF PLAN BASED AWARDS IN 2013 FISCAL YEAR

The following table sets forth information concerning individual grants of non-equity incentive plan awards and grants of equity incentive plan awards made during fiscal year 2013 to each of the named executive officers.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Stock Awards: Number of Securities Underlying Options/SARs (#)	Exercise or Base Price of Stock Awards ($/Sh)	Grant Date Fair Value of Stock Awards ($)
			Threshold ($)	Target ($)	Maximum ($)

Craig D. Gates	07/26/12 07/26/12 07/26/12	(1) (2) (3)	21,850 137,500	218,500 275,000	327,750 412,500	50,000 — —	7.45 — —	185,500 — —
Ronald F. Klawitter	07/26/12 07/26/12 07/26/12	(1) (2) (3)	12,240 82,500	123,400 165,000	183,600 247,500	25,000 — —	7.45 — —	92,750 — —
Douglas G. Burkhardt	07/26/12 07/26/12 07/26/12	(1) (2) (3)	8,680 50,000	86,798 100,000	130,198 150,000	20,000 — —	7.45 — —	74,200 — —
Philip S. Hochberg	07/26/12 07/26/12 07/26/12	(1) (2) (3)	8,580 50,000	85,800 100,000	128,700 150,000	20,000 — —	7.45 — —	74,200 — —
Brett R. Larsen	07/26/12 07/26/12 07/26/12	(1) (2) (3)	5,968 20,000	59,675 40,000	89,513 60,000	10,000 — —	7.45 — —	37,100 — —

(1)	Represents stock appreciation rights awards during fiscal year 2013 under the 2010 Incentive Compensation Plan. The 2010 Incentive Compensation Plan is discussed under the caption “Long-Term Equity Incentive Compensation” on pages 13 and 14.
(2)	Represents threshold, target and maximum payouts under the annual Incentive Compensation Plan for fiscal year 2013. For actual payouts earned for fiscal year 2013 see the Summary Compensation Table. The Incentive Compensation Plan is discussed under the caption “Annual Cash Incentive Compensation” on page 12.
(3)	Represents threshold, target and maximum payouts under the Long-Term Incentive Plan for the 2013-2015 performance cycle. The Long-Term Incentive Plan is discussed under the caption “Long-Term Cash Incentive Compensation” on pages 12 and 13. Payouts under the Long-Term Incentive Plan for the 2013-2015 performance cycle are dependent upon the achievement of goals for three years sales growth compared to peer group companies and return on invested capital.

Outstanding Equity Awards at Fiscal 2013 Year-End

The following table presents information regarding the outstanding equity awards held by each of the Company’s named executive officers as of June 29, 2013, including the vesting dates for the portions of these awards that had not vested as of that date.

		Option Awards				Stock Awards
Name	Grant Date	Number of Shares Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units Or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested $(1)
Craig D. Gates	07/26/12 07/27/11	— —	— —	— —	— —	— —	— —	50,000 50,000	145,000 297,500

Ronald F. Klawitter	07/26/12 07/27/11	— —	— —	— —	— —	— —	— —	25,000 25,000	72,500 148,750

Douglas G. Burkhardt	07/26/12 07/27/11	— —	— —	— —	— —	— —	— —	20,000 20,000	58,000 119,000

Philip S. Hochberg	07/26/12 01/26/12 07/27/11	— — —	— — —	— — —	— — —	— — —	— — —	20,000 15,000 10,000	58,000 60,750 59,500

Brett R. Larsen	07/26/12 07/27/11	— —	— —	— —	— —	— —	— —	10,000 10,000	29,000 59,500

(1)	The dollar amounts shown in these columns are determined by multiplying the applicable number of shares or units by $10.35 (the closing price of the Company’s common stock on the last trading day of fiscal 2013) minus the base price of the applicable number of stock appreciation rights units.

Option Exercises and Stock Vested—Fiscal Year 2013

The following table presents information regarding the vesting during fiscal year 2013 of stock awards previously granted by the Company to the named executive officers. No executive officer exercised any stock options granted by the Company during fiscal 2013.

	Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Craig D. Gates	—	—	150,000	729,000

Ronald F. Klawitter	—	—	75,000	364,500

Doug G. Burkhardt	—	—	50,000	243,000

Philip S. Hochberg	—	—	30,000	145,800

Brett R. Larsen	—	—	30,000	145,800

(1)	The number of shares shown in this column for stock awards represent stock appreciation rights granted 05/14/10 at a base price of $5.89 which vested on 05/14/13.
(2)	The dollar amounts shown in this column for stock awards are determined by multiplying the number of stock appreciation rights that vested by the per-share closing price of the Company’s common stock on the vesting date minus the base price.

Pension Benefits

None of the named executive officers is covered by a pension plan.

Non-qualified Deferred Compensation

None of the named executive officers is covered by a defined benefit plan or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Other Benefits

The Company offers the named executive officers and all other U.S. employees life insurance, disability, medical and dental plans for which the named executive officers are charged the same rate as all other employees.

Potential Payments upon Termination or Change in Control

The following section describes the benefits that may become payable to the named executive officers in connection with a termination of their employment and/or a change in control of the Company.

Quantification of Severance and Change in Control Benefits. The tables below quantify the benefits that would have been payable to each of the named executive officers if the executive’s employment had terminated under the circumstances described above and/or a change in control of the Company had occurred on June 29, 2013. The first table presents the benefits the executive would have received if such a termination had occurred outside of the context of a change in control. The second table presents the benefits the executive would have received if such a termination occurred in connection with a change in control.

Severance Benefits (Outside of Change of Control)

Name	Cash Severance ($)(1)	Continuation of Health/Life Benefits($)(2)	Cash-Out of Accrued and Earned Vacation($)	Total($)
Craig D. Gates	500,280	0	17,919	518,199

Ronald F. Klawitter	312,120	0	46,824	358,944

Douglas G. Burkhardt	260,000	0	26,875	286,875

Philip S. Hochberg	257,400	0	0	257,400

Brett R. Larsen	183,501	0	6,030	189,531

1.	This amount represents 12 months of the executive’s base salary. Monthly base salary payments will terminate immediately upon the executive’s employment by a third party at a monthly base salary equal to or greater than the monthly base salary then being paid the executive by the Company. If the executive is paid a base salary by a third party lower than that being paid by the Company, the Company will continue to pay the difference for the remainder of the 12 month severance period.
2.	The premiums that would be charged to continue health coverage for the applicable period pursuant to COBRA for the executive and his eligible dependents (to the extent that such dependents were receiving health benefits as of June 29, 2013) would be paid by the executive and the Company will not reimburse the executive for these premiums.

Change of Control Severance Benefits

Name	Cash Severance ($)(1)	Continuation of Health Benefits($)(2)	Cash-Out of Accrued and Unpaid Paid Time Off($)	Equity Acceleration ($)(3)	Section 280G Gross- Up ($)(4)	Total($)
Craig D. Gates	1,000,560	—	17,919	442,500	—	1,460,979

Ronald F. Klawitter	624,240	—	46,824	221,250	—	892,314

Douglas G. Burkhardt	520,000	—	26,875	177,000	—	723,875

Philip S. Hochberg	514,800	—	0	178,250	—	693,050

Brett R. Larsen	367,001	—	6,030	88,500	—	461,531

1.	For each of the named executive officers, this amount represents the sum of 24 months of the executive’s base salary. Monthly base salary payments will terminate immediately upon the executive’s employment by a third party at a monthly base salary equal to or greater than the monthly base salary then being paid the executive by the Company. If the executive is paid a base salary by a third party lower than that being paid by the Company, the Company will continue to pay the difference for the remainder of the 24 month severance period.
2.	See footnote (2) to the table above.
3.	This amount represents the intrinsic value of the unvested portions of the executive’s stock appreciation rights (SARS) awards that would have accelerated on a termination of the executive’s employment as described above. This value is calculated by multiplying the amount by which $10.35 (the closing price of the Company’s common stock on the last trading day of fiscal 2013) exceeds the base price of the SARS by the number of SARS subject to the accelerated portion of the option. Each executive would have been entitled to full acceleration of his then-outstanding equity awards on such a termination.
4.	The severance agreements for each of the named executive officers do not provide for a Section 280G gross-up payment.

DIRECTOR COMPENSATION

Non-Employee Director Compensation Table

The following table presents information regarding the compensation paid for fiscal year 2013 to members of the Board of Directors who are not also employees of the Company (referred to herein as “non-employee directors”).

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
James R. Bean	61,052	27,825	—	15,000	N/A	0	103,877

Dale F. Pilz (3)	44,475	—	—	1,667	N/A	0	46,142

Yacov A. Shamash	60,052	27,825	—	15,000	N/A	0	102,877

Patrick Sweeney	68,401	27,825	—	15,000	N/A	0	111,226

(1)	The amounts reported in the “Stock Awards” and “Option Awards” columns of the table above reflect the fair value on the grant date of the stock awards and option awards, respectively, granted to the Company’s non-employee directors during fiscal year 2013 as determined under generally accepted accounting principles used to calculate the value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to calculate the amounts reported above, please see the discussion of equity awards contained in Note 7 – “Stock Option and Benefit Plans” to the Consolidated Financial Statements in the Company’s 2013 Annual Report.

(2)	The table below presents the number of outstanding and unexercised option awards and the number of shares subject to unvested stock awards held by each of the Company’s non-employee directors as of June 29, 2013.
(3)	Mr. Pilz retired as a member of the Board of Directors in October 2012.

Director	Number of Shares Subject to Outstanding Options as of 06/29/2013	Number of Unvested Restricted Shares/Units as of 06/29/2013
James. R. Bean	0	12,500
Yacov A. Shamash	12,430	12,500
Patrick Sweeney	0	12,500

Non-Employee Director Compensation

Equity Grants. Under the Company’s 2010 Incentive Plan, as approved by the Shareholders in October 2010, the Company’s non-employee directors receive company stock equity awards/SARS, subject to the non-employee director’s continued service to the Company through the vesting date.

Long-Term Incentive Plan Awards. Under the Company’s Long-Term Incentive Plan, non-employee directors receive long term non-equity incentive compensation awards.

Retainers and Meeting Fees. In addition, non-employee directors receive annual retainers and fees for attending Board and committee meetings as set forth in the following table:

		Meeting Fees ($)
	Annual Cash Retainer ($)	Board	Committee
Board Member, other than Chairman of the Board	36,000	1,700	1,000
Chairman of the Board	48,938	2,550	1,733

All non-employee directors are also reimbursed for their expenses incurred in attending Board meetings and committee meetings, as well as other Board-related travel expenses.

PROPOSAL 2

ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED

EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act added Section 14A to the Securities Exchange Act of 1934, which requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

As described in greater detail in the “Compensation Discussion and Analysis” section of this proxy statement the Company believes that compensation of its executive officers should encourage creation of shareholder value and achievement of strategic corporate objectives. The Company attempts to align the interest of its shareholders and management by integrating compensation with the Company’s short-term and long-term corporate strategic and financial objectives. In order to attract and retain the most qualified personnel, the Company intends to offer a total compensation package competitive with companies in our industry sector, taking into account relative company size, performance and geographic location as well as individual responsibilities and performance, while at the same time avoiding the encouragement of unnecessary or excessive risk taking.

This vote is advisory, which means that the vote on executive compensation is not binding on the Company, our Board of Directors or the Compensation Committee of the Board of Directors. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. To the extent there is a significant vote against our named executive officers compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address our shareholders concerns.

Therefore, we ask our shareholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3

ADVISORY VOTE ON THE FUTURE FREQUENCY OF AN ADVISORY VOTE

ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act added Section 14A to the Securities Exchange Act of 1934, which requires we provide shareholders with the opportunity to vote on a non-binding, advisory basis, for their preference as to how frequently to vote on future advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

Shareholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two, or three years. If no preference is indicated, shares will be voted in accordance with the Board of Director recommendation. The Board of Directors has determined that an advisory vote on executive compensation that occurs once every three years is the most appropriate alternative for the Company and therefore the Board recommends that you vote for a three year interval for the advisory vote on executive compensation. In determining to recommend that shareholders vote for a frequency of once every three years, the Board considered how an advisory vote at this frequency will provide our shareholders with sufficient time to evaluate the effectiveness of our overall compensation objectives and philosophy and compensation process in the context of our long term business results for the corresponding period, while avoiding over-emphasis on short-term variations in compensation and business results. An advisory vote occurring once every three years will also permit our shareholders to observe and evaluate the impact of any changes to our compensation objectives and philosophy and compensation process which have occurred since the last advisory vote on executive compensation.

This vote is advisory, which means that the vote on executive compensation is not binding on the Company, our Board of Directors or the Compensation Committee of the Board of Directors. The Board of Directors and the Compensation Committee will take into account the outcome of the vote; however, when considering the frequency of future advisory votes on executive compensation, the Board of Directors may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our shareholders.

The proxy card provides shareholders with the opportunity to choose among three options (holding the vote once every one, two or three years) and therefore, shareholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE OPTION OF ONCE EVERY THREE YEARS AS THE PREFERRED FREQUENCY FOR ADVISORY VOTES ON EXECUTIVE COMPENSATION.

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors consists of three members. The Board of Directors has determined that all Audit Committee members meet the definition of independence within the meaning of the applicable NASDAQ listing standards and that Patrick Sweeney has the requisite attributes of an “audit committee financial expert” as defined by SEC regulations. The Audit Committee operates under a written charter adopted by the Board of Directors which is reviewed and reassessed for adequacy annually by the Audit Committee. The Audit Committee has met and discussed with the Company’s management and BDO USA, LLP (“BDO”), the Company’s independent registered public accounting firm, the Company’s financial statements contained in the Annual Report on Form 10-K for the fiscal year ended June 29, 2013.

The Audit Committee has reviewed and discussed with BDO the matters required to be discussed pursuant to Statement of Auditing Standards No. 61, (“Codification of Statements on Auditing Standards, AU § 380”), as amended. BDO has submitted to the Audit Committee and the Committee has reviewed the written disclosures and letter from BDO as required under applicable independence standards for auditors of public companies. The Audit Committee discussed with BDO that firm’s independence. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal auditor’s independence. All services to be provided by BDO are pre-approved by the Audit Committee or are pre-approved by a member of the Audit Committee and later ratified by the Committee.

Based upon the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10K for the fiscal year ended June 29, 2013, for filing with the Securities and Exchange Commission.

The Audit Committee: James R. Bean (Chairman), Yacov A. Shamash, Patrick Sweeney

Principal Accountant Fees and Services. The following chart shows the aggregate audit and non-audit fees billed or expected to be billed to the Company by BDO and its former affiliate Mexican firm BDO Hernandez, Marron y Cia, SC for professional services in the named categories for the fiscal years ended June 29, 2013 and June 30, 2012:

	FY 2013	FY 2012

Audit Fees(1)	$317,450	$286,545
Audit Related Fees(2)	13,000	19,961
Tax Fees(3)	71,963	147,441
All Other Fees	—	—

Total	$402,413	$453,947

(1)	Audit fees consisted of professional services provided in connection with the audit of the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K, review of the interim consolidated financial statements included in the Company’s quarterly reports on Form 10-Q, review of documents filed with the SEC and statutory audits.

(2)	Audit related fees consisted of professional services provided in connection with the audit of the Company’s 401(k) Retirement Savings Plan and other consultation matters.
(3)	Tax fees for fiscal years 2013 and 2012 consisted of professional services provided for the review of foreign tax returns and consultation on foreign tax matters. Tax fees for fiscal year 2013 also included fees for BDO performing a study relating to research and development tax credits.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF AUDITORS

The Audit Committee has retained BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm for the fiscal year ending June 28, 2014. Representatives of BDO are expected to be present at the Annual Meeting with the opportunity to make a statement, if they desire to do so, and they are expected to be available to respond to appropriate questions. In the event that ratification of this appointment of BDO as the Company’s registered public accounting firm is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, the Audit Committee will review its future selection of its registered public accounting firm.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR

RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

SHAREHOLDER PROPOSALS

Eligible shareholders who wish to present proposals for action at the Annual Meeting of Shareholders to be held in 2014 must submit their proposals in writing to Kathleen L. Nemeth, Secretary, Key Tronic Corporation, 4424 N. Sullivan Road – Upper Level, Spokane Valley, Washington 99216. Under Rule 14a-8(e) of the Securities Exchange Act of 1934, proposals submitted for inclusion in our proxy statement for the 2014 Annual Meeting must be received by the Secretary at the address above no later than May 23, 2014. In addition, any shareholder who intends to present a proposal at the 2014 Annual Meeting without inclusion of such proposal in our proxy materials must provide us notice of such proposal in the manner set forth above by August 1, 2014 or such proposal will be considered untimely. For such proposals that are untimely, the Company retains discretion to vote proxies it receives. For such proposals that are timely, the Company retains discretion to vote proxies it receives provided that (1) the Company includes in its Proxy Statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (2) the proponent does not issue a proxy statement. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

OTHER MATTERS

Annual Report on Form 10-K

The 2013 Annual Report on Form 10-K (including exhibits), as amended, which we refer to as our “Form 10-K,” is available by accessing the Company’s website at www.keytronic.com or the SEC’s website at www.sec.gov. Stockholders may request a free copy of our Form 10-K by contacting Investor Relations at StreetConnect, (206) 729-3625, ktcc@stct.com. We will furnish any exhibit to our Form 10-K if specifically requested to do so.

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors and persons who own more than 10% of the Company’s Common Stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”) and NASDAQ.

Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms which they file. Based solely on its review of the copies of such forms received or written representations from certain Reporting Persons that no Forms 5’s were required, the Company believes that with respect to the fiscal year ended June 29, 2013 all the Reporting Persons complied with all applicable filing requirements.

Solicitation Expenses. The expense of printing and mailing proxy material will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, executive officers and other employees of the Company by personal interview, telephone or facsimile. No additional compensation will be paid for such solicitation. The Company will request brokers and nominees who hold stock in their names to furnish proxy material to beneficial owners of the shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation material to such beneficial owners. In addition, we have retained Georgeson Inc. to aid in the solicitation of proxies. We currently estimate the fees payable to Georgeson Inc. in connection with such services to be approximately $15,000, plus reimbursement of out of picket expenses.

Other Business. The Board of Directors knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

By Order of the Board of Directors,
Kathleen L. Nemeth
Secretary

Spokane Valley, Washington

September 20, 2013

Key Tronic Corporation

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2, FOR the holding of future advisory votes on executive compensation every three years and FOR Proposal 4.

1.	Election of Directors:	01 - James R. Bean	02 - Craig D. Gates	03 - Ronald F. Klawitter	+
		04 - Yacov A. Shamash	05 - Patrick Sweeney

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

		For	Against	Abstain			1 Year	2 Years	3 Years	Abstain
2.	Advisory vote to approve the compensation of the Company’s named executive officers as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation” in the Proxy Statement.	☐	☐	☐	3.	Advisory vote on the future frequency of an advisory vote on Executive Compensation.	☐	☐	☐	☐

4.	Ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for fiscal year 2014.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

¢	1 U P X	+
01PD7A

If you are not an Internet user and wish to contact Key Tronic Corporation, you may use one of the following methods:

Call: 877-277-9953 Write: Key Tronic Corporation, c/o Computershare, P.O. Box 43078, Providence, RI 02940-3078

Attention Internet Users!

You can now access your stockholder information on the following secure Internet site: www.computershare.com/investor

Step 1: Register (1st time users only) Click on “Create Login” in the blue box and follow the instructions. Step 2: Log In (Returning users) Enter your User ID and Password and click the Login button.	Step 3: View your account details and perform multiple transactions, such as:
	• View account balances • View transaction history • View payment history • View stock quotes	• Change your address • View electronic stockholder communications • Buy or sell shares • Check replacements

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Key Tronic Corporation

Notice of 2013 Annual Meeting of Shareholders 4424 N. Sullivan Road, Spokane Valley, Washington 99216

Proxy Solicited by Board of Directors for Annual Meeting – October 24, 2013

Craig D. Gates and Ronald F. Klawitter, or either of them, each with the power of substitution, are hereby authorized to represent and vote all shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Key Tronic Corporation to be held on Thursday, October 24, 2013, and any adjournment or postponement thereof.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR Item 1, FOR Item 2, FOR the holding of future advisory votes on executive compensation every three years, and FOR Item 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

Key Tronic Corporation

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2, FOR the holding of future advisory votes on executive compensation every three years and FOR Proposal 4.

1.	Election of Directors:	01 - James R. Bean	02 - Craig D. Gates	03 - Ronald F. Klawitter	+
		04 - Yacov A. Shamash	05 - Patrick Sweeney

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

		For	Against	Abstain			1 Year	2 Years	3 Years	Abstain
2.	Advisory vote to approve the compensation of the Company’s named executive officers as disclosed in “Compensation Discussion and Analysis” and “Executive Compensation” in the Proxy Statement.	☐	☐	☐	3.	Advisory vote on the future frequency of an advisory vote on Executive Compensation.	☐	☐	☐	☐

4.	Ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for fiscal year 2014.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

¢	1 U P X	+
01PD9A

Key Tronic Corporation

4424 N. Sullivan Road, Spokane Valley, WA 99216

As a participant in the Key Tronic 401(k) Retirement Savings Plan (the “Plan”), you have the right to direct JP Morgan Chase Bank, N.A. (the “Plan Trustee”), to vote the shares of Common Stock of Key Tronic Corporation (the “Company”) represented by your interest attributable to such shares held in the KTC Stock Fund under the Plan at the Annual Meeting of Shareholders of Key Tronic Corporation to be held on October 24, 2013.

For your information, copies of the Notice of Annual Meeting, Proxy Statement, and Annual Report are enclosed. In addition, a postage paid return envelope addressed to Computershare is enclosed for your use in returning your completed, signed, and dated proxy card to the Plan Trustee.

The Plan Trustee will hold your voting instructions in confidence and will not divulge or release specific information regarding your instructions to any person, including officers or employees of the Company, except to the extent required by law.

If your completed proxy card is not received by October 11, 2013 the Administrative Committee for the Plan will direct the Plan Trustee to vote your shares. The Trustee will be directed to vote all such unvoted shares in the same proportion as the voted shares received.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Key Tronic Corporation

Notice of 2013 Annual Meeting of Shareholders 4424 N. Sullivan Road, Spokane Valley, Washington 99216

Proxy Solicited by Board of Directors for Annual Meeting – October 24, 2013

Craig D. Gates and Ronald F. Klawitter, or either of them, each with the power of substitution, are hereby authorized to represent and vote all shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Key Tronic Corporation to be held on Thursday, October 24, 2013, and any adjournment or postponement thereof.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR Item 1, FOR Item 2, FOR the holding of future advisory votes on executive compensation every three years, and FOR Item 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)